EXHIBIT 99

3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
August 29, 2006	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES ANNOUNCES
INCREASE IN QUARTERLY DIVIDEND

Chicago, Illinois – Corus Bankshares, Inc. (NASDAQ: CORS) (“Corus”) today announced that the Board of Directors has approved a cash dividend of $0.25 per share.  Corus’ third quarter cash dividend will be paid to shareholders of record as of September 27, 2006, and will begin trading ex-dividend on September 25, 2006.  The dividend will be paid on October 10, 2006.

Robert J. Glickman, President and CEO said:  “I am extremely pleased to be able to announce yet another increase in our dividend to shareholders.  The ability to increase our dividends in such a substantial manner is a reflection of Corus’ strong financial performance. Our second quarter earnings were up 53% from the second quarter of 2005, and year-to-date earnings up 54% from the prior year.” Glickman added that, “Not only is this new $0.25 dividend a 25% increase from the previously declared dividend, but it also continues a tradition of having increased dividends to our shareholders for 30 consecutive years.”

Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”).  The Bank is an active commercial real estate lender nationwide, specializing in condominium, hotel, office and apartment loans. As of the most recent period-end, Corus’ outstanding commercial real estate loans and construction commitments totaled nearly $9 billion. Corus Bank and its holding company, Corus Bankshares, will together hold loans of up to $200 million and will seek to syndicate larger transactions.

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